As filed with the Securities and Exchange Commission on October 15, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

______________________

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(Exact name of registrant as specified in its charter)

Delaware	47-1535633
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

265 Turner Drive

Durango, Colorado 81303
(Address of principal executive offices, including zip code)

Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (as Amended and Restated)
(Full title of the plan)

Bryan J. Merryman

Chief Executive Officer, Chief Financial Officer,

and Chairman of the Board of Directors

Rocky Mountain Chocolate Factory, Inc.

265 Turner Drive

Durango, Colorado 81303

(970) 259-0554

(Name, address and telephone number, including area code, of agent for service)

______________________
Copy to:

Sonny Allison Ned A. Prusse Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 (303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value	300,000	$2.7975	$839,250	$91.57

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (as Amended and Restated) as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices for the registrant’s common stock as reported by the Nasdaq Global Market on October 13, 2020.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Rocky Mountain Chocolate Factory, Inc. relating to 300,000 additional shares of common stock, par value $0.01 per share, authorized to be issued pursuant to the Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (as Amended and Restated).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference in this registration statement:

(a)

The registrant’s Annual Report on Form 10-K for the fiscal year ended February 29, 2020 filed with the SEC on May 29, 2020, and Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended February 29, 2020 filed with the SEC on June 29, 2020;

(b)	The registrant’s Quarterly Reports on Form 10-Q for the quarters ended May 31, 2020 and August 31, 2020, filed with the SEC on July 20, 2020 and October 15, 2020, respectively;

(c)	The registrant’s Current Reports on Form 8-K filed with the SEC on March 20, 2020, March 23, 2020, April 16, 2020, April 27, 2020, July 6, 2020 and September 18, 2020; and

(d)

The description of the registrant’s common stock contained in the registrant’s Current Report on Form 8-K filed with the SEC on August 24, 2015, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.1 to the registrant’s Annual Report on Form 10-K for the year ended February 29, 2020 filed with the SEC on May 29, 2020).

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).

Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions or (4) transactions from which a director derives an improper personal benefit.

The registrant’s certificate of incorporation contains provisions protecting its directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL. The registrant’s bylaws provide similar protection under Section 145 of the DGCL for its directors and officers.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

The registrant expects to enter into agreements to indemnify its directors and certain of its officers to the maximum extent allowed under Delaware law. These agreements, among other things, will indemnify the registrant’s directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the Registrant’s right, on account of any services undertaken by such person on behalf of the registrant or that person’s status as a member of the registrant’s board or directors..

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP.
23.1	Consent of Plante & Moran, PLLC.
23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see signature page).
99.1

Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (as Amended and Restated) (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on September 18, 2020).

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on October 15, 2020.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:	/s/ Bryan J. Merryman
Bryan J. Merryman
Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Bryan J. Merryman and Tracy D. Wojcik, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bryan J. Merryman	Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors (Principal Executive, Financial and Accounting Officer)	October 15, 2020
Bryan J. Merryman

/s/ Scott G. Capdevielle	Director	October 15, 2020
Scott G. Capdevielle

/s/ Franklin E. Crail	Director	October 15, 2020
Franklin E. Crail

/s/ Tariq Farid	Director	October 15, 2020
Tariq Farid

/s/ Brett P. Seabert	Director	October 15, 2020
Brett P. Seabert

/s/ Mary K. Thompson	Director	October 15, 2020
Mary K. Thompson